Exhibit 99.1

LIFE PARTNERS PREDICTS RECORD EARNINGS FOR THIRD FISCAL QUARTER

WACO, TX — December 17, 2009 — Life Partners Holdings, Inc. (NASDAQ GS: LPHI), parent company of Life Partners, Inc., predicted another quarter of record earnings as it announced its preliminary financial results for its third fiscal quarter ended November 30, 2009.  Life Partners expects to report third quarter earnings of approximately $0.57 per share compared with earnings of $0.49 per share last year.  Results for the quarter are expected to show a 16% increase in earnings over the same period last year. All earnings per share calculations are adjusted to account for the 5-for-4 stock split in February 2009.

For its third quarter ended November 30, 2009, Life Partners expects to report $31.0 million in revenues, a 10% increase over the $28.1 million it reported for the third quarter of last year.

For the nine months ended November 30, 2009, Life Partners expects to report earnings per share of $1.58 compared to $1.35 per share last year, a 17% increase.  Total revenue for the nine months is expected to show an increase of 13%, from $77.3 million last year to $87.5 million this year.

Among the key financial results which LPHI expects to report are:

THIRD FISCAL QUARTER

	Ended 11-30-2009	Ended 11-30-2008	% of Change
Revenues	$31.0 million	$28.1 million	10% increase
Income from Operations	$12.6 million	$10.6 million	19% increase
Pre-tax Income	$13.1 million	$11.2 million	17% increase
Net Income	$ 8.5 million	$ 7.3 million	16% increase
Earnings Per Share	$ 0.57 per share	$ 0.49 per share	16% increase

BALANCE SHEET

	As of 11-30-2009	As of 11-30-2008	% of Change
Cash and cash equivalents	$22.0 million	$20.0 million	10% increase
Trade receivables	$13.1 million	$ 6.1 million	215% increase
Other current assets	$ .8 million	$ 3.4 million	76% decrease
Total Current Assets	$35.9 million	$29.5 million	22% increase
Total Current Liabilities	$12.7 million	$ 6.7 million	90% increase

Current Ratio	2.8 : 1	4.4 : 1
Working Capital	$23.2 million	$22.8 million	2% increase
Total Assets	$68.9 million	$45.4 million	52% increase
Total Liabilities	$12.7 million	$ 7.4 million	72% increase
Shareholder Equity	$56.2 million	$38.0 million	48% increase

LPHI Chief Executive Officer, Brian Pardo, said “Life Partners has enjoyed continued growth in the life settlement industry because of our superior business model, our industry leadership and our commitment to providing service and value to our clients.  As the only publicly traded life settlement provider, our experience and transparency is important to individual accredited investors, institutional investors and lawmakers who want to know more about how our industry works.  We will continue to provide the leadership and innovation which has made us such an outstanding company.”

The Company plans to report its earnings in its Form 10-Q to be filed with the Securities and Exchange Commission on or about January 11, 2010.

Life Partners is the world's oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”.  Since its incorporation in 1991, Life Partners has completed over 100,000 transactions for its worldwide client base of approximately 25,000 high net worth individuals and institutions in connection with the purchase of over 6,200 policies totaling over $2.2 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, the growth in the life settlement market and our growth within that market, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements.  For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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LPHI-G
FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797 or info@ LPHI.com

Visit our website at: www.lphi.com

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